EXHIBIT 10.1

OPTION AGREEMENT

This Agreement is made effective as of the date of the last signature to this Agreement by and between Iowa State University Research Foundation, Inc. (hereinafter called “ISURF”), a nonprofit Iowa corporation, and MicroChannel Technologies Corporation (hereinafter called “Company”), a corporation organized and existing under the laws of Nevada;

WHEREAS, ISURF owns by assignment certain inventions that are described in the “Option Technology” defined below, and ISURF desires to have the inventions of the Option Technology utilized in the public interest;

WHEREAS, Company is or intends to evaluate the Option Technology to determine whether it will acquire a license from ISURF under the inventions of the Option Technology; and

WHEREAS, ISURF is willing and hereby offers to grant an option to the Option Technology to Company, and Company hereby states its desire for such an option.

In consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.

Definitions.

A.

“Option Technology” shall refer to and mean the intellectual property entitled “Patterned Substrates and Methods for Nerve Regeneration” as described in ISURF Docket Number 02610, including any patents and patent applications listed on Appendix A hereto that are in countries in the Option Territory and any subsequent patent applications owned by ISURF in a country in the Option Territory but only to the extent it claims an invention claimed in a patent application listed on Appendix A in such country.

B.

“Option Field” shall be limited to Nerve Regeneration.

C.

“Option Territory” shall be Worldwide.

D.

“Option Period” shall mean the period commencing on the effective date of this Agreement and ending two (2) months after completion of research project defined in Section 3.B of this Agreement.

E.

“Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of the Option Technology or that would otherwise constitute infringement of any intellectual property rights in the Option Technology.

Section 2.

Grant.

A.

Option to a License.

ISURF hereby grants to Company an option to obtain a license under the Option Technology to make, use and sell Products in the Option Field and the Option Territory.

B.

Standstill.

 ISURF hereby agrees that during the Option Period it will not grant to any other third party any license under the Option Technology to make, use and sell Products in the Option Territory and the Option Field.

C.

Term and Exercise of Option.

(i)

The option granted under Section 2A above shall terminate at the end of the Option Period.  In order to exercise its option, Company must, prior to the end of the Option Period, both notify ISURF in writing that it is exercising its rights and provide to ISURF an acceptable development plan similar in scope to that outlined on Appendix B of this Agreement.  The failure of Company to provide timely notice and an acceptable development plan shall be deemed a waiver of Company’s option.

(ii)

Company agrees to notify ISURF promptly at any time during the Option Period if Company has determined not to exercise the option granted under this Agreement.  Company agrees to provide ISURF, in reasonable detail, the basis for such determination with said notice.  The option granted under this Agreement shall terminate upon the giving of such notice by Company.

(iii)

Upon the expiration or termination of its option, Company shall have no residual rights or other rights in the Option Technology.

D.

Negotiation and Terms of License.

(i)

Upon ISURF’s receipt of notice and a development plan reasonably acceptable to ISURF pursuant to Section 2C, ISURF and Company shall enter into good faith negotiations regarding the terms of a license agreement, said agreement to be entered into no later than (3) months after the date Company exercises its option.

(ii)

The terms of the license agreement shall contain reasonable commercial terms and shall be substantially the same in format as those generally used in ISURF’s agreements with companies concerning similar technology.

Section 3.

Consideration.

A.

Company shall pay ISURF an option fee of $2,000 upon Company’s execution of this Agreement.

B.

Company will provide funding in the amount of $155,839 to support the research project entitled "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" as described in the Collaborative Research Agreement attached as Appendix C.

All such funding is payable to ISURF.  Contingent upon satisfactory progress and success of "Conduits with Micropatterned Films for Peripheral Nerve Regeneration," Company will provide an additional $73,166 for project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration,” as described in the Collaborative Research Agreement attached as Appendix C.   Company will promptly notify Iowa State University and ISURF of its decision to fund the additional project.  All such funding is payable to ISURF.

Section 4.

Certain Warranties of ISURF.

A.

ISURF warrants that except as otherwise provided under Section 5 of this Agreement with respect to U.S. Government interests, it is the owner of the Option Technology or otherwise has the right to grant the option granted under this Agreement.  However, nothing in this Agreement shall be construed as:

(i)

a warranty or representation by ISURF as to the validity or scope of any patents, copyrights, trademarks or trade secrets included in the Option Technology;

(ii)

a warranty or representation that anything made, used, sold or otherwise disposed of under a license granted pursuant to this Agreement will or will not infringe intellectual property rights of third parties;

(iii)

an obligation to bring or prosecute actions or suits against third parties for infringement of any rights under the Option Technology;

(iv)

an obligation to furnish any know-how not provided in the Option Technology; or

(v)

a warranty or representation by ISURF that it will not grant licenses to others to make, use or sell products not included in the Option Technology which may be similar and/or compete with Products made or sold by Company.

Section 5.

United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions include in the Option Technology were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced such inventions for governmental purposes.  Any license granted to Company pursuant to this Agreement shall be subject to such right.

Section 6.

Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)

Iowa State University Research Foundation, Inc.

Attn.:  Executive Director

Iowa State University

310 Lab of Mechanics

Ames, IA 50011

(b)

MicroChannel Technologies Corporation

Attn: President & CEO

Suite 123 – 1628 West 1st Ave

Vancouver, BC  V6J 1G1

Section 7.

Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 7, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement.  Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 8.

Miscellaneous.

This Agreement may not be transferred or assigned by Company except with the prior written consent of ISURF.  This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Iowa.  If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect.  If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.  The parties hereto are independent contractors and not joint venturers or partners.

Section 9.

Confidentiality.

The parties hereto agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information.  “Confidential Information” shall include Company’s development plan, the Option Technology and all information concerning it and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the parties hereto prior to or during the Option Period.  Except as may be authorized in advance in writing by ISURF, Company shall grant access to ISURF Confidential Information only to its own employees involved in research relating to the Option Technology and Company shall require such employees to be bound by this Agreement as well.

Company agrees not to use any ISURF Confidential Information to its advantage and ISURF’s detriment. Except as may be authorized in advance in writing by Company, ISURF shall grant access to the Company’s Confidential Information only to its own employees involved in this Option Agreement and ISURF shall require such employees to be bound by this Agreement as well.  ISURF agrees not to use any Company Confidential Information to its advantage and Company’s detriment.  The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i)

Company or ISURF can show by written record that it possessed the information prior to its receipt from the other party;

(ii)

the information was already available to the public or became so through no fault of the Company or ISURF;

(iii)

the information is subsequently disclosed to Company or ISURF by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv)

five (5) years have elapsed from the expiration of this Agreement.

Section 10.

Authority.

The persons signing on behalf of ISURF and Company hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

   IOWA STATE UNIVERSITY RESEARCH FOUNDATION

By:

/s/ Kenneth Kirkland

 Date: April 29, 2005

Kenneth Kirkland, Ph.D.

Executive Director

   COMPANY

By: /s/ Terri DuMoulin

      Date:  April 22, 2005

Name and Office: Terri DuMoulin, President and CEO

 APPENDIX A

Article 1.

PATENTS AND PATENT APPLICATIONS

ISURF Docket No.	Country	Patent No.	Patent Issue Date

02610	U.S.	6,676,675	1/13/04

Technology Title (Inventors)

Patterned Substrates and Methods for Nerve Regeneration (Surya K. Mallapragada, Carole A. Heath, Srdija Jeftinija, Cheryl A. Miller, Howard R. Shanks)

APPENDIX B

Article 2.

DEVELOPMENT PLAN

A development plan of the scope outlined below shall be submitted to ISURF by Company upon exercise of the option granted under this Agreement.  In general, the plan should provide ISURF with a summary overview of the activities that Company believes are necessary to make Products available for sale in the commercial marketplace.

Estimated

Start Date

Finish Date

I.

Development Program

A.

Development Activities to be Undertaken

(Please break activities into subunits with the date of completion of major milestones)

1.

2.

B.

Estimated Total Development Time

II.

Governmental Approval

A.

Types of submissions required

B.

Government agency e.g. FDA, EPA, etc.

III.

Proposed Market Approach

IV.

Competitive Information

A.

Potential Competitors

B.

Potential Competitive Devices/Compositions

C.

Known Competitor’s plans, developments, technical achievements

V.

Anticipated Date of Product Launch

Total Length:  approximately 2-3 pages

APPENDIX C

SPONSORED PROJECT AGREEMENT

Article 3     Between

MicroChannel Technologies Corporation

and

IOWA STATE UNIVERSITY OF SCIENCE AND TECHNOLOGY

THIS AGREEMENT is made effective as of May 1, 2005, by and between MicroChannel Technologies Corporation, (“Sponsor”) and Iowa State University of Science and Technology a State of Iowa public university, (“ISU”); together the “Parties”.

WHEREAS, Sponsor wishes to provide financial support for the project entitled Conduits with Micropatterned Films for Peripheral Nerve Regeneration, as further described in the attached Appendix A (“Project”) incorporated into this Agreement by reference; and

WHEREAS, ISU has an established program directed by Surya Mallapragada (“Principal Investigator”) to conduct the Project;

NOW THEREFORE, In consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

1.0

Project Period. The (“Project Period”) of this Agreement is May 1, 2005 through October 31, 2006.

2.0

Project.

2.1

The Project will be directed and supervised by Surya Mallapragada (the “Principal Investigator”), who shall have primary responsibility for the performance of the Project. In the event that the Principal Investigator(s) becomes unable or unwilling to continue Project, ISU will promptly notify Sponsor and ISU and Sponsor shall use good faith efforts to identify a mutually acceptable replacement within sixty (60) days. If a suitable replacement cannot be identified within the sixty day period, Sponsor shall have the right to terminate this Agreement as provided in Section 12.

2.2

ISU agrees to make available such other qualified personnel, physical facilities and services as ISU possesses and as may be required to carry out the Project.

2.3

ISU agrees to prepare and deliver a final report on the Project, for Sponsor’s internal use, within sixty (60) days after the completion of the Project.  Additionally, ISU agrees to provide and deliver informal interim verbal or written reports on the Project, for Sponsor’s internal use, approximately every thirty (30) days during the term of the Project.

2.4

Sponsor understands that ISU may be involved in similar projects through its employees on behalf of ISU and others. ISU shall be free to continue such projects provided that they are conducted separately and, if there is scientific overlap, by different investigators from the Project. Sponsor shall have no rights through this Agreement to other projects.

3.0

Compensation

3.1

As consideration for ISU’s performance of the Project, Sponsor agrees to pay ISU the total sum of one hundred fifty-five thousand eight hundred thirty-nine U.S. dollars ($155,839) as detailed in the approved budget in the attached Appendix B incorporated into this Agreement by reference. The payment terms shall be as follows: fifty thousand dollars ($50,000) due within 90 days of execution of the Agreement, and four (4) equal payments of twenty-six thousand four hundred fifty-nine dollars and seventy-five cents ($26,459.75) due each by September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006.

3.2

Sponsor shall make checks payable to ISURF in US dollars, net of taxes or impost or any kind and send payments to: ISURF, 310 Lab of Mechanics, Ames, IA  50011-2131 with reference to Project.  ISURF will promptly transfer Sponsor’s payment to ISU.  ISU agrees that funds made available to it under the terms of the Agreement will be expended in accordance with the fiscal regulations governing ISU.

3.3

Principal Investigator may transfer funds within the budget as needed without Sponsor’s approval so long as the scope of work under the Project remains unchanged.

4.0

Equipment.  ISU shall retain title to all equipment purchased and/or fabricated with funds provided by Sponsor under this Agreement.

5.0

Rights in Data. Subject to Section 8.0, ISU shall have the right to copyright, publish, disclose, disseminate and use, in whole and in part, any data and information received or developed under this Agreement. The Sponsor shall have the right to duplicate and use for its internal use the technical reports and information specified to be delivered hereunder.  It is agreed that under no circumstances will the Sponsor state or imply in any publication or other published announcement that ISU tested or approved any product which is manufactured, sold, or distributed under a brand name or trademark. It is also agreed that the Parties will not, under any circumstances, use the name of the other Party or its employees in any advertisement, press release or publicity with reference to this Agreement, without prior written approval of the other Party.  Without the prior written consent of the other party, neither ISU nor Sponsor or Sponsor’s Parent, a public company, under any circumstances, shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

i)

In any product labeling, advertising, promotional or sales literature, press release or publicity;

ii)

In connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning this Agreement or file copies of this Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

Neither ISU nor Sponsor or Sponsor’s Parent will issue public announcements about this Agreement, other than statements relating to the Sponsor’s activities in connection with, and the status of, its ongoing research and development of the Project or existence of this Project (including the title of the Project, the name of MicroChannel as the sponsor, the name of the PI, and the award amount) without prior written approval of the other party.  ISU acknowledges that Sponsor may become a public company and that Sponsor’s parent is a public company and, as such, will have certain obligations to make disclosures under applicable law; ISU agrees to use all reasonable efforts to promptly consider any request for approval made by Sponsor or Sponsor’s parent hereunder to enable Sponsor and Sponsor’s parent to comply with such obligations.  Nothing herein shall be deemed or is intended to preclude any party from fully complying with all applicable laws.

6.0

Publication. ISU may publish the findings made by these studies, but will send all publications to Sponsor at least thirty (30) days prior to public disclosure to provide opportunity for review and comment and to determine if patentable subject matter or Sponsor Confidential Information are contained therein. ISU agrees to remove Sponsor Confidential Information as requested by Sponsor prior to disclosure, or to delay disclosure up to sixty (60) days to seek appropriate protection for patentable subject matter. If Sponsor raises no objection within the notification period above, then ISU has the right to proceed with publication.  ISU shall have the final authority to determine the scope and content of any publications, except for removal of Sponsor Confidential Information as described above.

7.0

Intellectual Property

7.1

Subject to any obligations to the United States Government pursuant to the provisions of 35 U.S.C. sections 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

7.1.1

Intellectual property resulting from the performance of the Project and created solely by legal inventors or authors who are ISU employees will be owned by ISU (“ISU IP”) through Iowa State University Research Foundation, Inc. (“ISURF”).

7.1.2

Intellectual property resulting from the performance of the Project and created solely by legal inventors or authors who are Sponsor’s employees will be owned by Sponsor (“Sponsor IP”).

7.1.3

Intellectual property resulting from the performance of the Project and created jointly by legal inventors who are ISU’s employees and

Sponsor’s employees will be owned jointly by ISU, through ISURF, and Sponsor (“Joint IP”).

7.1.4

It is agreed that any disputes in inventorship will be determined by a patent attorney mutually agreed upon by Sponsor and ISURF.

7.2

Patent applications will be filed by ISURF on behalf of ISU on ISU IP and Joint IP. Sponsor may, at any time, request ISURF to file a patent application on ISU IP or Joint IP.

7.2.1

If such a request is made, Sponsor agrees to reimburse ISURF for all patent costs plus a 15% patent administration charge. In addition, Sponsor has the right to review all filings and office actions related to the patent applications, provided, however, that in an emergency when immediate action is needed to protect ISU IP or Joint IP, documents may be filed prior to review by the Sponsor and in such event, telephone or facsimile notice shall be given promptly by ISURF or ISURF’s counsel of such action.  ISURF will use reasonable efforts to avoid emergency situations in cases where they have control over the timing of steps involved in protecting ISU IP or Joint IP.

7.3

In consideration of Sponsor’s support of this Project and to the extent that ISURF has a right to grant such license, Sponsor shall be entitled to an option to negotiate a royalty-bearing license to ISU IP and/or ISU’s interest in Joint IP, so long as Sponsor agrees to reimburse ISURF for all patent costs plus a 15% patent administration charge during the term of the option.  Failure to reimburse ISURF’s patent costs plus a 15% patent administration charge will result in termination of the option.

7.3.1

Sponsor must exercise the option in writing to ISURF within four (4) months of ISURF’s notification to Sponsor of any invention/discovery or within four (4) months of the termination of the Project, whichever occurs sooner.

7.3.2

A license must be negotiated in good faith within four (4) months of Sponsor’s written notification that it wishes to exercise the option.  Said license shall contain reasonable terms that are standard in the industry for the ISU IP and/or ISU’s interest in Joint IP, shall require diligent performance by Sponsor for the timely commercial development and marketing of such ISU IP and/or ISU’s interest in Joint IP, and includes Sponsor’s obligation to reimburse ISURF’s patent costs plus a 15% patent administration charge for all inventions subject to the license.

7.4

Sponsor shall retain all invention disclosures submitted by ISU or ISURF in confidence and use its best efforts to prevent disclosure to third parties.  Sponsor shall be relieved of this obligation only when this information becomes publicly available through no fault of Sponsor.

7.5

All licenses elected by Sponsor herein become effective as of the date ISURF and Sponsor sign a license.

8.0

Confidential Information

8.1

The Parties acknowledge that it may be necessary to disclose information to the other Party that is considered proprietary or confidential ("Confidential Information"). If the provider of information considers the information as Confidential Information, it shall be identified as such in writing or marked “CONFIDENTIAL”.  If orally disclosed to or observed by the recipient, Confidential Information shall be reduced to writing by the provider, marked “CONFIDENTIAL,” and delivered to recipient within thirty (30) days of disclosure.

8.2

The recipient of Confidential Information agrees to keep in confidence and not to disclose Confidential Information to any persons outside the recipient’s organization or to any unauthorized persons within recipient’s organization, without the prior written approval of provider.  Recipient acknowledges it will treat provider’s Confidential Information in a manner consistent with recipient’s treatment of its own similar Confidential Information.  However, the foregoing obligation of nondisclosure shall not apply to any portion of Confidential Information which:

8.2.1

was in the possession of recipient before receipt from provider; or

8.2.2

is or becomes a matter of public knowledge through no fault of recipient; or

8.2.3

is rightfully received by recipient from a third party without a duty of confidentiality; or

8.2.4

is disclosed by provider to a third party without a duty of confidentiality on the third party;

8.2.5

is independently developed by recipient and shown by documentation; or

8.2.6

is disclosed publicly under operation of law.

8.3

Recipient shall not disclose Confidential Information disclosed under this Agreement for a period of five (5) years from the date of expiration or termination of this Agreement.

8.4

Upon request of provider, recipient shall return or destroy all Confidential Information.  However, recipient may retain one (1) copy for archival purposes and to confirm compliance with this Agreement.

9.0

Material Transfer.  Should tangible proprietary materials (e.g. biological materials, seeds, software, prototypes) be transferred between the Parties during the term of this Agreement, a copy of the fully executed material transfer agreement shall be attached as Appendix C.

10.0

 Warranty.  All results of the Project are provided AS IS WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  ISU MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

11.0

Insurance, Indemnification and Liability

11.1

Sponsor shall not be responsible or liable for any injuries or losses which may result from the implementation or use by ISU of the results from the Project.

11.2

To the full extent permitted by Chapter 669, Code of Iowa, ISU will indemnify, defend and hold harmless Sponsor, its directors, officers, agents and employees with respect to any personal injury or other expense, claim, liability, loss, damage or costs (including attorneys’ fees) in connection with or in any way arising during performance of Project work by ISU its employees or agents.

11.3

Sponsor will indemnify, defend and hold harmless ISU, its directors, officers, agents and employees with respect to any personal injury or other expense, claim, liability, loss, damage or costs (including attorneys’ fees) in connection with or in any way arising during performance of Project work by Sponsor its employees or agents.

12.0

TERM and TERMINATION

12.1

This Agreement shall begin on the Effective Date, according to Section 1.0, and extend through October 31, 2006 unless terminated earlier as provided hereunder.

12.2

Termination for Cause. Sponsor may terminate this Agreement prior to the expiration of the natural term of the Agreement by giving thirty (30) days’ written notice to ISU.  Upon early termination of this Agreement by Sponsor, ISU, through ISURF, will be compensated for all actual and allowable expenses and all noncancellable obligations properly incurred or encumbered prior to that date of termination.

12.3

Termination for Convenience. Either Party may terminate for convenience with sixty (60) days written notice. Upon termination for convenience by either Party, the terminated Party will be compensated for all actual and allowable expenses and all noncancellable obligations properly incurred or encumbered prior to that date of termination.

12.4

Upon termination, recipient shall discontinue use of Confidential Information and return or destroy all such information to provider, subject to retention of one (1) copy for archival purposes to confirm compliance with this Agreement.

12.5

Termination rights under any material transfer agreement as described in Section 9.0, shall be as described in the material transfer agreement.

13.0

Notices

MicroChannel Technologies Corporation

For Technical matters

Name: Terri DuMoulin

Address: Suite 123 – 1628 West 1st Avenue, Vancouver, BC, V6J 1G1

Phone: 604-736-9109

Fax: 604-736-9107

Email: terrid@telus.net

For Business matters

Name: Terri DuMoulin

Address: Suite 123 – 1628 West 1st Avenue, Vancouver, BC, V6J 1G1

Phone: 604-736-9109

Fax: 604-736-9107

Email: terrid@telus.net

For Intellectual Property matters

Name: Terri DuMoulin

Address: Suite 123 – 1628 West 1st Avenue, Vancouver, BC, V6J 1G1

Phone: 604-736-9109

Fax: 604-736-9107

Email: terrid@telus.net

IOWA STATE UNIVERSITY

For Technical Matters

Name:

Surya Mallapragada, Ph.D.

Title:

Associate Professor

Address:

3035 Sweeney Hall

Ames, IA  50011

Phone:

515-294-7407

Fax:

515-294-2689

Email:

suyrakm@iastate.edu

For Business Matters

Name:

Gary Gillet

Title:

Associate Director, OSPA

Address:

Office of Sponsored Programs Administration

2207 Pearson, Rm. 15

Ames, IA  50011

Phone:

(515)294-5225

Fax:

515-294-8000

Email:

grants@iastate.edu

For Intellectual Property Matters

Name:

Kenneth Kirkland

Title:

Executive Director, ISURF

Address:

ISU Research Foundation

310 Lab of Mechanics

Ames, IA  50011

Phone:

(515)294-4740

Fax:

515-294-0778

Email:

kenk@iastate.edu

14.0

Assignment.  This Agreement is personal in its character and cannot be assigned, sold, transferred or encumbered in any manner by any Party hereto without the express written consent of the other Party, any attempt to do so being void.

15.0

Governing Law. This Agreement shall be deemed to be a contract under, and shall be governed by and construed and enforced in accordance with the laws of the State of Iowa.

16.0

Entire Agreement.  This Agreement sets forth the entire Agreement between the Parties and supercedes all previous agreements written or oral.  This Agreement may be amended only by an instrument in writing duly executed on behalf of the Parties.

IN WITNESS WHEREOF, Sponsor and ISU have caused this Agreement to be executed by their duly authorized representatives as of Effective Date written above.

MicroChannel Technologies Corporation

Agreed and Understood

/s/ Terri DuMoulin

Name:

Terri DuMoulin

Date:  August 17, 2005

Title: President and CEO

IOWA STATE UNIVERSITY

Agreed and Understood

/s/ Surya Mallapragada

Name:

Surya Mallapragada

Date:  September 6, 2005

Title:  Principal Investigator

Approved

/s/ Gary Gillet

Name:

Gary Gillet

Date:  September 14, 2005

Title:  Associate Director, OSPA

Appendix A: Research Plan

Conduits with Micropatterned Films for Peripheral Nerve Regeneration

Article 3.

Surya Mallapragada, Donald Sakaguchi and Srdija Jeftinija

Micropatterned biodegradable polymer films will be fabricated using photolithography, reactive ion etching and transfer techniques. The films will have microchannels of width 10-20 mm, depths of 4 mm and spacing between the microgrooves of 10-20 mm. Neural stem cell lines from Cambrex will be cultured in vitro and their behavior on these substrates will be analyzed using immunocytochemistry to identify the conditions under which they differentiate preferentially to neurons and astrocytes. Their alignment on the substrates will also be measured and the microgroove dimensions will be varied accordingly, if required. The micropatterned films will be inserted into biodegradable polymer conduits and seeded with the neural stem cells prior to implantation at the site of severed sciatic nerves. Some of the conduits preseeded with stem cells will be frozen down and stored for a few months to investigate the effect of storage on their behavior. The in vitro studies will be repeated again after three months to determine differentiation. A rat model will be used for the animal studies and the rest of the conduits with micropatterned films pre-seeded with neural stem cells will be sutured to the two ends of the sciatic nerves.

For the 8-week in vivo study, controls of empty conduits and no conduits will be used. Both functional and morphological regeneration will be investigated. A walking track analysis will be used to investigate the movement of the test rats. The sciatic function index will depict the functional recovery, while histological studies of the regenerated nerves will be conducted to measure nerve cross-section, and the number of myelinated and unmyelinated axons. The efficacy of these conduits with micropatterned film inserts preseeded with neural stem cells (which is the expected final product) to promote sciatic nerve regeneration will be the focus of the studies.

Timeline:

In vitro studies of stem cell growth and alignment

Months 1-6

Investigation of cell differentiation

Months 7-9

Micropatterned films and conduit fabrication

Months 1-3

Conduit implantation

Months 10-11

Walking track testing

Months 10-11

Histology and data analysis

Months 12-18

Conduits with Micropatterned Films for Optic Nerve Regeneration

Based on the progress and success of the peripheral nerve regeneration studies, they will be extended to optic nerve regeneration. The results of the in vitro studies performed in the case of the peripheral nerve regeneration will be used to plan the in vivo studies. A rat model will be used again for the animal studies and the injury models that will be used are acute ocular ischemia and chronic ocular hypertension (models used to study glaucoma). The same approaches will be used to fabricate the conduits preseeded with the stem cells and implanted in rats for an 8-12 week study. Visual function will be monitored using ERG recordings and pupillometry. A behavioral assay for visual acuity using the water maze test will also be implemented to ascertain the efficacy of this regeneration method.

Timeline

Conduit implantation

Months 19-21

Evaluation of visual function

Months 21-24

Behavioral analysis

Months 21-24

Appendix B: Budget

A. Salaries, Wages & Fringe Benefits	$64,214
B. Materials and Supplies	$37,000
D. Tuition	$7,054
H. Total Direct Costs	$108,268
E. Indirect Costs (47% Modified Total Direct Costs)	$47,571
Total Project Cost	$155,839

Additional budget contingent on progress and success of Conduits with Micropatterned Films for Peripheral Nerve Regeneration:

A. Salaries, Wages & Fringe Benefits	$32,355
B. Materials and Supplies	$15,000
D. Tuition	$3,554
H. Total Direct Costs	$50,909
E. Indirect Costs (47% Modified Total Direct Costs)	$22,257
Total Project Cost	$73,166